5
1121061

Exhibit 2(c)



                        SECOND AMENDMENT
                               TO
                    STOCK PURCHASE AGREEMENT

     This SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT (this "Amendment") is made and entered into as of the 11th day of October, 2000 by and among MINI CROWN FUNDING CORP., a Delaware corporation (the "Buyer"), the Buyer's parent, SOVEREIGN SPECIALTY CHEMICALS, INC., a Delaware corporation (the "Parent"), IMPERIAL ADHESIVES, INC., an Ohio corporation ("Imperial"), and NS GROUP, INC., a Kentucky corporation (the "Seller"). The Buyer, the Parent, the Seller, and Imperial are referred to herein individually as a "Party" and collectively as the "Parties." Capitalized terms used but not defined herein shall have the meaning assigned to them in that certain Stock Purchase Agreement dated as of September 13, 2000 by and among the Parties, as amended by that certain First Amendment to Stock Purchase Agreement dated October 10, 2000 (as amended, the "Stock Purchase Agreement").

                            RECITALS

       A. Certain disputes have arisen among the Parties regarding certain terms of the Stock Purchase Agreement.

     B. In order to resolve those disputes, the Parties have agreed to amend the Stock Purchase Agreement as set forth in this Amendment.

                            AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing Recitals, and the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Stock Purchase Agreement is amended as follows:

     1.    Section  4(r)  of  the Stock Purchase  Agreement,
entitled  "Environment,  Health,  and  Safety,"  is   hereby
amended by adding the following subsection (xi):

          "(xi) There are no polychlorinated biphenynls ("PCB's"), in, immediately adjacent to, on or under, or migrating from, that certain 60 foot by 60 foot portion of the Real Property (the "Subject Cincinnati Plot") that was the subject of that certain report dated June 14, 2000 prepared by BHE Environmental concerning the Imperial facility located thereat in Cincinnati, Ohio."

     2. Section 6(l) of the Stock Purchase Agreement, entitled "Special Arrangements Relating to Known Environmental Matters," is hereby amended by deleting the phrase "in Sections 4(r)(vii), (viii), (ix) and (x)" beginning at the third line thereof and substituting therefor the phrase "in Sections 4(r)(vii), (viii), (ix),
(x), and (xi)" in its place and stead.

     3. Paragraph (i) of Section 6(l) of the Stock Purchase Agreement, entitled "Special Arrangements Relating to Known Environmental Matters," is hereby amended by inserting the words "with respect to" in between the words "and" and "any" appearing on the second line thereof.

     4. Section 6 of the Stock Purchase Agreement, entitled "Additional Covenants," is hereby amended by adding the following new Section 6(n), entitled "Remediation of PCB's on Subject Cincinnati Plot":

                 "(n)   Remediation  of  PCB's  on   Subject
     Cincinnati Plot. With respect to any PCB's in, immediately adjacent to, on or under, or migrating from the Subject Cincinnati Plot (the "PCB Environmental Matters"), the Parties hereby agree that following the Closing, the Buyer and the Seller shall conduct the following activities relating to the PCB Environmental Matters (collectively referred to as "PCB Environmental Activities"): (x) any activities reasonably necessary for the assessment, sampling, investigation, monitoring, remediation, abatement or the like relating to the PCB Environmental Matters (collectively, the "PCB Environmental Identification and Remediation Activities"), and (y) the defense, settlement and/or other resolution of all third party claims against the Seller, Imperial, the Buyer or the Parent (including those asserted by any governmental agency) arising from or relating, to the PCB Environmental Matters, to the extent such claims are asserted against the Seller, Imperial, the Buyer or the Parent ("PCB Environmental Third Party Claims" and "PCB Environmental Claim Resolution Activities," respectively).

                (i) With respect to the conduct of the PCB Environmental Identification and Remediation Activities and with respect to any PCB Environmental Claim Resolution Activities in connection with any PCB Environmental Third Party Claims brought by any governmental agency, the Parties hereby agree as follows:

                         (A)   as  appropriate,  such  activities
               shall be conducted by an environmental consultant mutually agreed upon by the Buyer and the Seller;

                         (B)  all submissions to any Governmental
               Body, including without limitation work plans, sampling and analysis plans and health and safety plans, shall be mutually agreed upon by the Buyer and the Seller prior to submission;

                         (C)   the  Buyer  shall deliver  to  the
               Seller copies of all information discovered or prepared as a result of the Buyer's conduct of any such activities, including, but not limited to results of soil or groundwater analysis, pumping test results, monitoring results and consulting reports or correspondence;

                         (D)  the Seller shall have the right  to
               attend all meetings or discussions with any Governmental Body, and the Seller shall receive notice of the time and place of the meeting or discussion within a reasonable time prior to any such meeting or discussion, provided that so long as the Buyer has furnished the Seller with such reasonable advance notice thereof, the Buyer shall have no responsibility for the Seller's unavailability or failure to attend any such meeting; and

                         (E)   the  Seller  or its representative
               shall have the right to enter the relevant portion of Imperial's Real Property at all reasonable times for the purpose of observing the conduct or performance of any such activities, subject to reasonable health and safety plans or restrictions imposed on the Seller during such observation.

                (ii) With respect to the conduct of any PCB Environmental Claim Resolution Activities in connection with any PCB Environmental Third Party Claims other than a PCB Environmental Third Party Claim brought by a Governmental Body, the Parties hereby agree as follows:

                         (A)   upon  the  Buyer's  or  Imperial's
               receipt of any such PCB Environmental Third Party Claim Buyer shall promptly so notify the Seller in writing; provided, however, that no delay on the part of the Buyer in notifying the Seller shall relieve the Seller from any liability or obligation hereunder unless (and then solely to the extent) the Seller is damaged and prejudiced from adequately participating in the defense of that PCB Environmental Third Party Claim;

                         (B)  the Buyer shall defend any such PCB
               Environmental Third Party Claim with counsel of its choice reasonably satisfactory to the Seller, provided that the Seller may retain separate co-counsel at its sole cost and expense, to participate in such defense;

                         (C)  the Buyer shall deliver or cause to
               be delivered to the Seller copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of any such PCB Environmental Third Party Claim, and timely notices of, and the right to participate in any hearing or other court proceeding relating to any such PCB Environmental Third Party Claim; and

                         (D)   any settlement with respect to any
               such PCB Environmental Third Party Claim will be subject to the mutual agreement of the Buyer and the Seller.

               (iii)      The  Parties mutually  agree  that  the
     appropriateness of any PCB Environmental Activity, the reasonableness of the extent to which any such activity shall be undertaken, and the reasonableness of any action taken by the Buyer and the Seller pursuant to paragraphs (i) and (ii) of this Section 6(n) shall be determined by reference to the following standard: a reasonable businessman who owns a piece of real estate on which an on-going manufacturing business is being operated, and who intends to continue to operate that business on that real estate; and in any event, in compliance with all applicable environmental laws. The Seller and the Buyer agree that they will attempt in good faith to promptly resolve any dispute pertaining to any PCB Environmental Activity and the operations of the provisions of this Section 6(n), and failing any such resolution, the provisions of Section 8(j) shall apply.

     5. Section 8(b)(ii) of the Stock Purchase Agreement, entitled "Seller - Monetary Liability Limitations," is hereby amended as follows:

          (a) by deleting the phrase "made in Section 4 hereof" appearing in the third line thereof and substituting therefor the phrase "made in Section 4 hereof (other than those contained in Section 4(r)(xi))" in its place and stead; and

          (b) by deleting the amount of "$2,600,000" appearing in the ninth line thereof and substituting therefor "$3,200,000" in its place and stead.

     6. Notwithstanding that the Parties have executed and delivered to each other all of the agreements, documents and instruments contemplated by the provisions of Section 7 of the Stock Purchase Agreement, which are each dated October 10, 2000 (collectively, the "Closing Documents"), the Parties expressly mutually acknowledge and agree that (x) the Closing Date is October 11, 2000, (y) for all purposes under the Stock Purchase Agreement and each Closing Document, each such Closing Document shall be deemed to be dated October 11, 2000 and (z) the Parties shall execute and deliver to each other such further instruments and shall take such further actions as any of them may request to further evidence that the Closing occurred on October 11, 2000.

     7.   All of the other terms and provisions of the Stock
Purchase Agreement, except as hereinabove amended by the terms of this Amendment, shall remain in full force and effect.

     8. This Amendment shall be effective as of the date first above written.

     9. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and such counterparts together will constitute one instrument.

      IN WITNESS WHEREOF, the Parties have entered into this Amendment on the day and year first above written.


                                BUYER:

                                MINI CROWN FUNDING CORP.


                                By:
                                  Name:
                                  Title:


                                PARENT:


                                SOVEREIGN SPECIALTY CHEMICALS,
                                INC.


                                By:
                                  Name:
                                  Title:


                                IMPERIAL:

                                IMPERIAL ADHESIVES, INC.


                                By:
                                  Name:
                                  Title:


                                SELLER:

                                NS GROUP, INC.


                                By:
                                  Name:
                                  Title: